Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces the Early Conversion of Series A Convertible Preferred Stock by Genentech into Common Stock

Plymouth Meeting, PA, July 2, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced that by mutual agreement on June 30, 2003 Genentech Inc. has elected to convert its entire holdings of Genaera’s Series A preferred stock, plus accrued but unpaid preferred dividends thereon, into Genaera common stock. Genentech, the sole holder of such shares issued in connection with a May 2000 research and development collaboration, converted 888 shares of Series A convertible preferred stock and accrued dividends of approximately $263,000 into 540,375 shares of newly-issued Genaera common stock at a 5-day trailing average market price of $2.13. Upon the closing of this transaction, Genentech will no longer hold any shares of preferred stock in Genaera.

Roy C. Levitt, President and CEO, commented, “We appreciate the confidence Genentech has in the future of Genaera as a common stockholder. This conversion simplifies our capital structure and our balance sheet. It converts almost $1.2 million of “temporary equity” on our balance sheet, sometimes also referred to as “mezzanine capital”, into permanent equity and continues to strengthen Genaera’s aggregate stockholder equity position.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-

looking statements reflect management’s current views and are based on certain expectations an assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.